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                                                                 April 28, 2006

Columbia Large Cap Growth Fund
c/o Columbia Funds Series Trust I
One Financial Center
Boston, Massachusetts 02111-2621

Ladies and Gentlemen:

We consent to the filing of the form of legal opinion our firm expects to deliver in connection with the proposed combination of Columbia Large Cap Growth Fund, a series of Columbia Funds Series Trust I (the "Trust"), with Columbia Tax-Managed Growth Fund and Columbia Growth Stock Fund, each a series of the Trust, with and as part of the registration statement of the Trust on Form N-14.

                                                  Very truly yours,

                                                  /s/ Ropes & Gray LLP

                                                  Ropes & Gray LLP